CUSIP 571837103

See Reverse For Certain Definitions

MI

Number

Shares

Marshall & Ilsley Corporation

Common Stock Incorporated under the laws of the State of Wisconsin. This certificate is transferrable in the cities of New York, N.Y. or Jersey City, N.J.


Samuel Marshall

This Certifies that

is the owner of


Charles Ilsley

Par Value $1.00 Shares of Common Stock of

CERTIFICATE OF STOCK

Marshall & Ilsley Corporation transferrable on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

In Witness Whereof, the Corporation has caused this Certificate to be issued.

Dated:

President and CEO

Secretary

Countersigned and registered: Continental Stock Transfer & Trust Company (New Jersey) Transfer Agent and Registrar, Authorized Signature